Kaman Corporation
Bloomfield, CT  06002
(860) 243-7100
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                  BLOOMFIELD, CONNECTICUT, (July 22, 2005) - In connection with the recapitalization agreement between Kaman Corporation (NASDAQ: KAMNA) and members of the Kaman family that was previously announced on June 7, 2005, the company reported today that an arbiter has determined that the previously disclosed agreement between Mason Capital Management ("Mason") and the Kaman family constitutes a "qualifying alternative transaction" under the recapitalization agreement and the Kaman family has complied with all the conditions necessary to pursue the alternative transaction with Mason, the closing of which would terminate the recapitalization agreement.

                  Pursuant to the recapitalization agreement, the Company has five business days to determine whether or not to submit a "substitute recapitalization proposal" to its shareholders. A "substitute recapitalization proposal" must offer consideration equivalent to at least $55.65 for each share of Class B voting common stock. In the event that the Company is to make a "substitute recapitalization proposal" to its shareholders, the Kaman family has agreed, pursuant to the recapitalization agreement, to vote its shares of Class B voting common stock and Class A nonvoting common stock in favor of the "substitute recapitalization proposal" and that its ability to pursue the proposed Mason transaction will be precluded. However, if the recapitalization agreement were to be later terminated without the "substitute recapitalization proposal" having been completed, the Kaman family would be free to pursue an alternative transaction.

                  Further detail on the proposed recapitalization and recapitalization agreement can be found in the recapitalization agreement, which was filed as Exhibit 2.1 to a Form 8-K filed by the Company on June 8, 2005.

                  Based in Bloomfield, Conn., Kaman Corporation conducts business in the aerospace, industrial distribution and music markets. Kaman operates its aerospace business through its Aerostructures, Fuzing, and Helicopters divisions and its Kamatics subsidiary providing subcontract aerostructure manufacturing for military and commercial aircraft, missile and bomb fuzing products, SH-2G and K-MAX helicopters, and proprietary aircraft bearings and products. Principal aerospace facilities are located in Connecticut, Florida and Kansas. Kaman is the third largest North American distributor of power transmission, motion control, material handling and electrical components and a wide range of bearings offered to a customer base of more than 50,000 customers representing a highly diversified cross-section of North American industry, with principal facilities in Alabama, California, Connecticut, New York, Indiana, Kentucky and Utah. Kaman is also the largest independent distributor of musical instruments and accessories, offering more than 17,500 products for amateurs and professionals, with principal facilities in Arizona, Connecticut, California, New Jersey and Tennessee.

                                     * * *

Forward-Looking Statements

         This release may contain forward-looking information relating to the corporation's business and prospects, including aerostructures and helicopter subcontract programs and components, advanced technology products, the SH-2G and K-MAX helicopter programs, the industrial distribution and music businesses, operating cash flow, the benefits of the recapitalization transaction, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the corporation does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) economic and competitive conditions in markets served by the corporation, particularly defense, commercial aviation, industrial production and consumer market for music products, as well as global economic conditions; 5) satisfactory completion of the Australian SH-2G(A)program, including successful completion and integration of the full ITAS software; 6) receipt and successful execution of production orders for the JPF U.S. government contract including the exercise of all contract options and receipt of orders from allied militaries, as both have been assumed in connection with goodwill impairment evaluations; 7) satisfactory resolution of the EODC/University of Arizona litigation; 8) achievement of enhanced business base in the Aerospace segment in order to better absorb overhead and general and administrative expenses, including successful execution of the contract with Sikorsky for the BLACK HAWK Helicopter program; 9) satisfactory results of negotiations with NAVAIR concerning the corporation's leased facility in Bloomfield, Conn.; 10) profitable integration of acquired businesses into the corporation's operations; 11) changes in supplier sales or vendor incentive policies; 12) the effect of price increases or decreases; 13) pension plan assumptions and future contributions; 14) continued availability of raw materials in adequate supplies; 15) satisfactory resolution of the supplier switch and incorrect part issues at Dayron and the DCIS investigation; 16) cost growth in connection with potential environmental remediation activities related to the Bloomfield and Moosup facilities; 17) successful replacement of the Corporation's revolving credit facility upon its expiration in November 2005; 18) risks associated with the course of litigation; 19) changes in laws and regulations, taxes, interest rates, inflation rates, general business conditions and other factors; 20) the effects of currency exchange rates and foreign competition on future operations; and 21) other risks and uncertainties set forth in Kaman's annual, quarterly and current reports, and proxy statements. Any forward-looking information provided in this release should be considered with these factors in mind. The corporation assumes no obligation to update any forward-looking statements contained in this release.

         If the Board of Directors approves a "substitute recapitalization proposal", Kaman intends to file with the Securities and Exchange Commission a Registration Statement on Form S-4, which will contain a proxy statement/prospectus in connection with the proposed recapitalization. The proxy statement/prospectus will be mailed to the stockholders of Kaman when it is finalized. STOCKHOLDERS OF KAMAN ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Such proxy statement/prospectus (when available) and other relevant documents may also be obtained, free of charge, on the Securities and Exchange Commission's website (http://www.sec.gov) or by request from the contact listed below.

         Kaman and certain persons may be deemed to be participants in the solicitation of proxies relating to the proposed recapitalization. The participants in such solicitation may include Kaman's executive officers and directors. Further information regarding persons who may be deemed participants will be available in Kaman's proxy statement/prospectus to be filed with the Securities and Exchange Commission in connection with the proposed recapitalization.

Contact:  Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
rhj-corp@kaman.com
www.kaman.com